Exhibit 99.1

Press Release

I-many Reports Third Quarter 2008 Financial Results

EDISON, N.J., October 30, 2008 — I-many, Inc. (NASDAQ: IMNY), a leading provider of contract management software and services for the enterprise, reported financial results for the third quarter ended September 30, 2008.

Q3 2008 Highlights

•	Net revenues: $8.2 million, down 19% from previous quarter and down 23% from Q3 2007

•	Recurring revenue: $5.1 million, down 3% from previous quarter and up 4% from Q3 2007

•	Total operating and R&D expenses reduced 18% and 21%, respectively, from previous quarter, and reduced 6% and 17%, respectively, from Q3 2007

Financial Results for Q3 2008

Net revenues in the third quarter 2008 totaled $8.2 million, a decrease of 19% from $10.2 million reported in the previous quarter and a decrease of 23% from $10.7 million reported in the same period a year ago.

Total operating expenses in the quarter were $11.2 million, a decrease of 18% from $13.7 million in the previous quarter and a decrease of 6% from $12.0 million in the same quarter a year ago.

Research and development expense totaled $3.1 million in the third quarter, a decrease of 21% from $4.0 million in the previous quarter and a decrease of 17% from the $3.8 million expensed in the third quarter of 2007.

Loss per share totaled ($0.06), as compared to ($0.07) for the previous quarter and ($0.02) for the third quarter of 2007.

Quarter-end cash, restricted cash and short-term investments totaled $12.3 million, as compared to $15.8 million at the end of the previous quarter and $29.0 million at the end of 2007.

Results by Revenue Category

Recurring revenue generated from software subscriptions, maintenance, support and hosting totaled $5.1 million in the quarter, a decrease of 3% from $5.3 million in the prior quarter and an increase of 4% from $5.0 million reported in the same quarter a year ago.

Services revenue from professional services totaled $2.6 million, unchanged from the prior quarter and a decrease of 26% from $3.5 million reported in the same period a year ago.

License revenue, representing one-time perpetual license fees from product sales, totaled $0.5 million, a decrease of 79% from $2.2 million in the prior quarter and a decrease of 78% from $2.2 million reported in the same period a year ago.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s results since implementing the change in its licensing model to include software subscriptions. (See “Use of Non-GAAP Financial Information,” below.) This includes the gross value of license contracts signed during a period, which the company calls “bookings,” and which totaled $520,000 in the third quarter of 2008. This represents a decrease of 73% from $1.9 million signed in the prior quarter and a decrease of 87% from $3.9 million signed in the third quarter of 2007.

Unamortized software subscriptions expected to be recognized over the next five years totaled $12.8 million. This represented a decrease of 5% from $13.5 million at the end of the prior quarter and a decrease of 33% from $19.2 million at the end of the third quarter 2007. The decrease was due to the recognition of subscription revenue exceeding the amount of new subscriptions signed. (The company defines “unamortized software subscriptions” as the remaining portion of non-cancelable subscription contracts that have been signed but not yet recognized into revenue.)

The combined amount of deferred revenue and unamortized software subscriptions totaled $28.4 million at the end of the third quarter, a decrease of 4% from $29.7 million at the end of the prior quarter and a decrease of 16% from $33.8 million at the end of the third quarter 2007. The decrease is attributed to a reduction in unamortized software subscriptions, which is a result of the recognition of subscription revenue exceeding the amount of new subscriptions signed.

Q3 2008 Operational Highlights

•

One new license transaction (exceeding $50,000 in gross value) was signed during the quarter, which compares to five in the previous quarter and ten in the same period a year ago. This transaction totaled $218,000 in net software license value, as compared to an average of $224,000 in the previous quarter and an average of $292,000 in the same period a year ago. “Net software license value” represents the perpetual license fee or the net present value of non-cancelable subscription payments, exclusive of the value of maintenance and support. This new transaction was in the company’s Life Sciences market segment and was subscription-based.

•	One of the world’s largest pharmaceutical companies and a long-time development partner of I-many extended its subscription to I-many CARS (NG) and I-many Medicaid (NG).

•

Premier successfully migrated from CARS Classic to CARS (NG) to benefit from new product modules and became the largest healthcare purchasing organization using I-many’s Contract Management Suite for Life Sciences.

•	I-many took steps to reduce its operating expenses during the second quarter, which yielded meaningful benefits in the third quarter.

Management Commentary

“Like most companies, we have been affected by the general economic slowdown,” said John A. Rade, chairman, president and CEO of I-many. “Even without these challenging economic conditions, the third quarter is typically our slowest. Together, these factors contributed to many extended sales cycles; our customers are re-examining their budgets and prolonging the time they take to make technology purchase decisions. As a company we also need to be less reliant on large transactions and renew our efforts to improve our sales execution. These factors combined to negatively affect our Q3 bookings.

“Still, we had anticipated and guided to lower second half bookings compared to our original expectations. We adjusted our expense structure accordingly, which reduced our operating expense by 18% from the previous quarter. We will continue to carefully monitor expenses and adjust as appropriate. We also lowered R&D expense as planned, bringing it more in line with industry norms. Our lower R&D expense reflects that our next-gen products are fully ready for the market; ‘Next-gen’ has now given way to ‘Now-gen.’”

“We are encouraged by the enthusiasm for our new products expressed by the nearly 300 attendees at this year’s I-many user summit held earlier this month. We were able to conduct many one-on-one briefings and planning sessions with our largest customers and obtained valuable insights into their business plans.”

Third Quarter 2008 Conference Call

I-many will hold a conference call to discuss the second quarter today at 4:30 p.m. Eastern Time. I-many Chairman, President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Date: Thursday, October 30, 2008

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Dial-In Number: 1-800-894-5910

International: 1-785-424-1052

Conference ID#: 7IMANY

The call is also being webcast, and will be accessible via I-many’s investor section at www.imany.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at (949) 574-3860.

A replay of the call will be available after 7:30 p.m. Eastern on the same day and until November 30, 2008:

Toll-free replay number: 1-800-374-0934

International replay number: 1-402-220-0680

(No passcode required)

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management has included a table that shows the results for the third quarter 2008 compared to the comparable periods in 2007 for new license transactions including subscription contracts, the recognition into reportable revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is a leading provider of contract management software and services for the enterprise. I-many is enabling businesses worldwide to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk that current economic conditions and consolidation in the pharmaceutical industry could weaken demand for our products; the risk that our common stock will trade below levels required to maintain listing on the NASDAQ Capital Market; the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the risk that these preliminary results will be modified during our auditor’s complete review of the Company’s quarterly financial statements; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net Revenues:
Recurring	$5,138	$4,965	$15,370	$14,146
Services	2,620	3,529	7,488	9,681
License	475	2,204	2,892	5,239

Total net revenues	8,233	10,698	25,750	29,066
Operating expenses:
Cost of recurring revenue (1)	1,631	1,404	4,876	4,778
Cost of services revenue (1)	2,539	2,686	7,710	8,606
Cost of third-party technology	2	79	52	233
Amortization of acquired intangible assets	162	46	309	139
Sales and marketing (1)	1,976	2,269	6,979	7,146
Research and development (1)	3,136	3,756	10,761	12,148
General and administrative (1)	1,448	1,473	4,354	4,602
Depreciation	305	259	842	664
In-process research and development	—	—	1,560	—
Restructuring and other charges	9	10	34	91

Total operating expenses	11,208	11,982	37,477	38,407

Loss from operations	(2,975)	(1,284)	(11,727)	(9,341)
Interest expense	(394)	(52)	(1,188)	(88)
Other income, net	60	109	360	466

Net loss	$(3,309)	$(1,227)	$(12,555)	$(8,963)

Basic and diluted net loss per common share	$(0.06)	$(0.02)	$(0.24)	$(0.17)

Weighted average shares outstanding	52,521	51,828	52,420	51,646

(1) Stock-based compensation amounts included above:
Cost of recurring revenue	$37	$52	$98	$152
Cost of services revenue	68	99	324	294
Sales and marketing	107	85	279	206
Research and development	124	139	326	386
General and administrative	140	226	507	724

	$476	$601	$1,534	$1,762

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	$11,969	$28,588
Restricted cash	80	80
Accounts receivable	4,507	6,606
Other current assets	793	526

Total current assets	17,349	35,800
Property and equipment, net	2,150	1,494
Restricted cash	243	351
Deferred charges and other assets	1,199	1,309
Acquired intangible assets, net	2,337	46
Goodwill	9,622	8,667

Total assets	$32,900	$47,667

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,839	$9,438
Current portion of deferred revenue	14,085	13,654
Current portion of capital lease obligations	471	276

Total current liabilities	20,395	23,368
Convertible notes payable	17,000	17,000
Deferred revenue, net of current portion	920	1,664
Other long-term liabilities	796	1,012
Stockholders’ equity (deficit)	(6,211)	4,623

Total liabilities and stockholders’ equity	$32,900	$47,667

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
	(in thousands)
Gross value of license contracts sold:
Health and Life Sciences	$520	$3,462	$2,652	$11,958
Industry Solutions	0	423	240	733

	520	3,885	2,892	12,691

Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	475	207	2,272	1,057
Industry Solutions	0	609	0	719

	475	816	2,272	1,776

Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	520	2,434	2,148	8,939
Industry Solutions	0	63	124	289

	520	2,497	2,272	9,228

License revenue recorded:
Health and Life Sciences	475	1,235	2,776	4,076
Industry Solutions	0	969	116	1,163

	$475	$2,204	$2,892	$5,239

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Geoffrey Plank

949-574-3860

info@liolios.com